SUBSIDIARIES OF
EXECUTONE INFORMATION SYSTEMS, INC.

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                           JURISDICATION OF     %
NAME                          INCORPORATION    OWNERSHIP   BUSINESS

Unistar Gaming Corporation       Delware        100%     478 Wheelers Farms Rd
Holding                                                  Milford, CT  06460

Unistar Entertainment, Inc.      Idaho          100%     478 Wheelers Farms Rd
Management                                               Milford, CT  06460

All listed subsidiaries do business only under their corporte names listed above. Certain inactive and immaterial subsidiaries, which if considered in the aggregate as a single subsidiary would not constitute a "significant subsidiary" as defined in Rule 1-02(w) of the Commission as of December 31, 1997, are not listed.





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